August 31, 2015

Each of the Investment Companies listed on

Appendix I hereto

c/o Highland Capital Management Fund Advisors, L.P.

200 Crescent Court, Suite 700

Dallas, Texas 75201

RE: Amendment No. 5 to Loan Agreement

Ladies and Gentlemen:

Pursuant to an amended and restated letter agreement dated May 24, 2013 (as amended from time to time, the “Loan Agreement”), State Street Bank and Trust Company (the “Bank”) has made available to each of the investment companies listed on Appendix I to the Loan Agreement (each, a “Borrower”), acting on behalf of its respective fund series listed on such Appendix I to the Loan Agreement (each such series, a “Fund”), a $150,000,000.00 committed unsecured revolving line of credit on a several basis (the “Committed Line”). Obligations of the Borrowers with respect to Loans made pursuant to the Committed Line are evidenced by an amended and restated promissory note in the original principal amount of $150,000,000.00, dated as of October 27, 2014, executed by each of the Borrowers, on behalf of its respective Funds, to the order of the Bank (the “Note”). Capitalized terms not hereinafter defined shall have the same meanings as set forth in the Loan Agreement.

The Borrowers have requested, and the Bank has agreed, to make the changes set forth below. Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

I.         Amendments to Loan Documents

1.        Section II(15) of the Loan Agreement is hereby amended by restating the definition of “Adjusted Net Assets” to read in its entirety as follows:

“Adjusted Net Assets” shall mean, as applied to any Fund at any date of determination, an amount equal to (i) the value of the Total Assets of such Fund at such time, minus (ii) Total Liabilities of such Fund that are not Senior Securities Representing Indebtedness minus (iii) the aggregate value of all assets of such Fund consisting of illiquid assets, assets not priced daily by independent pricing sources and assets consisting of shares of registered investment companies (mutual funds) or other pooled investment vehicles (exclusive of publicly traded exchange traded funds). For purposes of calculating the Adjusted Net Assets of a

Each of the Investment Companies listed on

Appendix I hereto

c/o Highland Capital Management Fund Advisors, L.P.

August 31, 2015

Fund, (x) the amount of any liability included in Total Liabilities shall be equal to the greater of (i) the outstanding amount of such liability and (ii) the fair market value of all assets pledged or otherwise segregated to secure such liability, (y) the liability in respect of any derivative or other financial contract shall be equal to the net amount, if any, that the relevant Fund would be obligated to pay to the relevant counterparty thereto if such financial contract and all transactions thereunder terminated at such time in accordance therewith on a complete no-fault basis, and (z) any amounts invested by the relevant Fund in any of such Fund’s direct or indirect subsidiaries or any direct investment by such Fund in physical commodities shall be excluded.

2.         The Borrowers have requested, and the Bank has agreed, to the addition of each of (a) Highland HFR Equity Hedge ETF, (b) Highland HFR Event-Driven ETF and (c) Highland HFR Global ETF, each a series of Highland Funds I (each a “New Fund” and collectively, the “New Funds”), to the Committed Line. Effective as of the date hereof, each New Fund is and shall be subject to and bound by, and shall be entitled to all the benefits of, the Loan Agreement, and shall be a party thereto, all as if each such New Fund had been a “Fund” party to the original execution and delivery thereof; and all references in the Loan Agreement to the “Funds” (or any other relevant term used to describe the Funds thereunder) shall hereafter be deemed to include references to the New Funds. The preamble to the Loan Agreement and each other applicable Loan Document, and any applicable provisions of the Loan Documents, shall hereafter be deemed to be modified to reflect the provisions of this paragraph.

3.         The Appendix I to the Loan Agreement, the Note and, as applicable, each other certificate, agreement or form executed and/or delivered in connection with the Loan Agreement which includes an Appendix I listing the Borrowers and Funds, is hereby deleted in its entirety and the Appendix I attached hereto is substituted therefor.

4.         Exhibit B to the Loan Agreement is hereby replaced in its entirety with the new Exhibit B attached hereto.

II.         Amendment Fee

As a condition precedent to the effectiveness of this letter agreement, the Borrowers shall pay to the Bank on the date of this letter agreement a non-refundable fee of $5,000, which fee shall be fully earned by the Bank upon the date of this letter agreement.

III.         Miscellaneous

1.         Other than as amended hereby, all terms and conditions of the Loan Agreement and each of the other Loan Documents are ratified and affirmed as of the date hereof in order to give effect to the terms thereof.

Each of the Investment Companies listed on

Appendix I hereto

c/o Highland Capital Management Fund Advisors, L.P.

August 31, 2015

2.         Each of the Borrowers severally (and not jointly) represents and warrants to the Bank, both as to itself (where applicable) and severally (and not jointly) as to each of its respective Funds (including each New Fund) (but not as to any other Borrower or Fund) as follows: (a) no Default or Event of Default has occurred and is continuing on the date hereof under the Loan Agreement; (b) each of the representations and warranties contained in Section II(2) of the Loan Agreement is true and correct on and as of the date of this letter agreement; (c) the execution, delivery and performance of each of this letter agreement, the Loan Agreement and the Note (collectively, the “Amended Loan Documents”) (i) are, and will be, within such Borrower’s or Fund’s power and authority, (ii) have been authorized by all necessary trust proceedings of such Borrower; (iii) do not, and will not, require the consent of any shareholders or other equity holders of such Borrower or Fund or the approval or consent of, or any notice to or filing with, any governmental authority, other than those which have been received; (iv) will not contravene any provision of, or exceed any limitation contained in, the agreement and declaration of trust, by-laws and/or other organizational documents of such Borrower or Fund or its Prospectus or any judgment, decree or order or any law, rule or regulation applicable to such Borrower or Fund, including, without limitation, the Investment Company Act; (v) do not and will not constitute a violation of, or a default under any other agreement, order or undertaking binding on such Borrower or Fund; and (vi) do not require the consent or approval of any obligee or holder of any instrument relating to any Indebtedness of the Borrower or Fund or the consent or approval of any other party other than for those consents and approvals which have been received; and (d) each of the Amended Loan Documents constitutes the legal, valid, binding and enforceable obligation of such Borrower, on behalf of its respective Funds, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3.         Upon receipt of a fully executed copy of this letter agreement and such other documents or instruments as the Bank may reasonably request, this letter agreement shall be deemed to be an instrument under seal and an amendment to the Loan Documents to be governed by the laws of The Commonwealth of Massachusetts.

4.         This letter agreement may be executed in counterparts, each of which shall be deemed to be an original document.

[Remainder of this page is intentionally left blank.]

Amendment No. 5 Signature Page

If the foregoing is acceptable to you, please have an authorized officer of each of the Borrowers execute this letter agreement below where indicated and return the same to the undersigned.

Sincerely,

STATE STREET BANK AND
TRUST COMPANY, as Bank

By:	/s/ James H. Reichert
James H. Reichert, Vice President

Acknowledged and Accepted:

EACH OF THE BORROWERS LISTED

  ON APPENDIX I HERETO,

  for itself or on behalf of each of its respective

  portfolio series listed on Appendix I hereto

By:	/s/ Ethan Powell

Name: Ethan Powell
Title: Executive VP & Principal Executive Officer

Acknowledged:

STATE STREET BANK AND TRUST COMPANY, as Custodian

By:	/s/ Gunjan Kedia
Name: Gunjan Kedia
Title: Executive Vice President

APPENDIX I

List of Borrowers and Funds

Highland Funds I, on behalf of:

Highland HFR Equity Hedge ETF

Highland HFR Event-Driven ETF

Highland HFR Global ETF

Highland/iBoxx Senior Loan ETF

Highland Long/Short Equity Fund

Highland Long/Short Healthcare Fund

Highland Opportunistic Credit Fund

Highland Funds II, on behalf of:

Highland Dividend Equity Fund

Highland Energy MLP Fund

Highland Fixed Income Fund

Highland Global Allocation Fund

Highland Premier Growth Equity Fund

Highland Small Cap Equity Fund

Highland Tax-Exempt Fund

Highland Total Return Fund

EXHIBIT B

ADVANCE/PAYDOWN

REQUEST FORM

DATE:

TO:	STATE STREET BANK AND TRUST COMPANY

ATTN:	LOAN OPERATIONS CUSTOMER SERVICE UNIT telephone 617-662-8574 or 617-662-8588; fax 617-988-6677 Email: ais-loanops-csu@statestreet.com

FROM:	[BORROWER] on behalf of [FUND]
(Fund # ) (DDA # )

    In connection with the letter agreement dated May 24, 2013 and related documents currently in effect with State Street Bank and Trust Company (as amended, collectively, the “Agreement”), please increase/reduce (circle one) the outstanding balance on behalf of the above-indicated Fund by $                . Any requested Loan should be recorded on the books of the Fund with the Bank and interest payable to the Bank should be recorded at the agreed upon rate.

1.	This request is (check one): Loan Advance Paydown Overnight Rollover

2.

The proceeds of any requested Loan shall be used only to the extent consistent with and not prohibited by the applicable Prospectus, the terms of the Agreement and applicable laws and regulations, including, without limitation, Regulation U, and no Default or Event of Default with respect to the Fund has occurred under the Agreement.

3.	All of the representations and warranties of the undersigned Borrower and Fund set forth in Section II(2) of the Agreement are true and correct on and as of the date hereof.

4.

Each of the Borrower and the Fund is in compliance with all the terms and conditions in the Agreement (including the Maximum Amount and other borrowing limitations thereunder) and will remain in compliance therewith after giving effect to the making of any requested Loan.

5.	The following amounts and statements are true in connection with any requested Loan:

(a) Adjusted Net Assets of the Fund:

(i) Total Assets of the Fund	$
(ii) Total Liabilities (excluding Senior Securities Representing Indebtedness) of the Fund[1]	$

1 For purposes of calculating the Adjusted Net Assets, (x) the amount of any liability included in Total Liabilities shall be equal to the greater of (i) the outstanding amount of such liability and (ii) the fair market value of all assets pledged or otherwise segregated to secure such liability, (y) the liability in respect of any derivative or other financial contract shall be equal to the net amount, if any, that the Fund would be obligated to pay to the relevant counterparty thereto if such financial contract and all transactions thereunder terminated at such time in accordance therewith on a complete no-fault basis, and (z) any amounts invested by the Fund in any of the Fund’s direct or indirect subsidiaries or any direct investment by the Fund in physical commodities shall be excluded.

	(iii) illiquid assets, assets not priced daily, and investments in registered investment companies or other pooled investment vehicles	$
(iv) Adjusted Net Assets item (a)(i) less item (a)(iii)		$

(b) 33-1/3% times (a)(iv)		$

(c) (i) Beginning Loan Balance:	$
(ii) Paydown Amount (if any):	$
(iii) Requested Loan (if any)	$
(iv) Requested Loans Balance ((i)
minus (ii) or (i) plus (iii)):		$

(d) The aggregate outstanding principal amount of Indebtedness of the Fund other than the Loans as of the date hereof		$

(e) Total Indebtedness ((c)(iv) plus (d)):		$

6.

The amount set forth in 5(e) above does not exceed the lesser of (a) the amount set forth in 5(b) above, or (b) the maximum amount which the relevant Fund is permitted to borrow (after taking into account all outstanding Indebtedness) pursuant to its Prospectus, the Investment Company Act or any registration made thereunder, any vote of the shareholders of the applicable Borrower or such Fund, any agreement of such Borrower or Fund with any foreign, federal, state or local securities division to which such Borrower or Fund is subject, any other applicable agreement or document to which such Borrower or Fund is a party or any law, rule or regulation applicable to such Borrower or Fund.

7.

The amount set forth in 5(c)(iii) above does not exceed the Committed Line Amount ($150,000,000), and the aggregate principal amount of Loans outstanding to all Borrowers on behalf of all Funds under the Agreement (after giving effect to the amount of any requested Loan) does not exceed the Committed Line Amount ($150,000,000).

8.

The undersigned is a duly authorized officer of the Borrower identified above with authority to execute and deliver this document to the Bank and request the Loan described herein on behalf of the Fund identified above.

[BORROWER], on behalf of [FUND]

By:
Name:
Title
Date: